EXHIBIT 99.2

ITEM 8 INFORMATION

Group Member	Item 3 Classification

Susquehanna Investment Group	Broker or dealer registered under Section 15 of the Exchange Act.

SIG Specialists, Inc.	Broker or dealer registered under Section 15 of the Exchange Act.